Exhibit 10.9

June 4, 2021

Serge De Bock

Palo Alto, California

Serge.v.debock@gmail.com

Dear Serge,

Congratulations! HyreCar Inc. (“HyreCar” or the “Company”) is pleased to present to you a conditional offer of employment as Chief Financial Officer starting June 28, 2021 (“Start Date”) if you accept our employment offer and satisfy all conditions outlined below.

You will head of the Finance and Accounting Department reporting directly to the Chief Executive Officer (“CEO”). HyreCar’s general expectations and requirements for your position are outlined in the attached Job Description, however, your specific job duties may change at the discretion of the CEO. The terms and conditions of your employment will be governed by this letter, and established HyreCar policies and procedures, including those contained in HyreCar’s Employee Handbook. On the date of hire, you will be asked to review and comply with established HyreCar policies and procedures.

COMPENSATION AND HOURS.

Base Salary: For all services rendered by you to the Company, the Company will pay you an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000.00) (“Base Salary”), which will accrue and be payable in arrears in accordance with the Company’s general payroll practices and shall be subject to annual review by the Board of Directors (the “Board”) and adjusted in the discretion of the Board based upon the Company’s performance and/or marketplace rates.

Equity Grant: In connection with entering into this offer letter, following the commencement of your employment with the Company, the Company will recommend to the Board of Directors that it grant you a restricted stock unit for 100,000 shares of the Company’s common stock (the “RSUs”), provided that you are employed by the Company on the date of grant. The RSU will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Plan”) and a restricted stock unit agreement to be entered into between you and the Company and shall vest as follows: 25% of the RSUs shall vest on the twelve month anniversary of your Start Date, then the remaining RSUs shall vest in twelve (12) equal quarterly installments.

Annual Bonus: While you are employed, you will be eligible to receive a fiscal year-end bonus (the “Bonus”), less applicable taxes and withholding, as set forth on Exhibit A hereto. The Board will, in its good faith discretion, establish the performance goals for the annual Bonus. The Bonus shall be paid to you within thirty (30) days following the final determination by the Board of the amount thereof based upon the audited financial statements of the Company for the applicable year.

355 S. Grand Ave. Suite 1650	Los Angeles, CA 90071	www.hyrecar.com

Generally, you will be expected to work 8:30 a.m. to 6:00 p.m., Monday through Friday, however, your work schedule will fluctuate based on the HyreCar’s business needs. Your job duties may require that you work outside of these hours, including before and after the expected hours as set forth above. You acknowledge and agree that given your status as an “exempt” employee, as such term is defined under California and federal labor law, you will not be eligible for overtime pay.

BENEFITS. You are eligible for HyreCar’s benefits package which currently includes medical, dental, vision, and a 401(k) retirement plan, a detailed explanation of the benefits offered is provided in HyreCar handbook. In addition, you are eligible for HyreCar-paid benefits such as life insurance, and short and long-term disability, in accordance with eligibility as set forth by these policies. You will be eligible to start receiving these benefits on the first day of the month following your employment start date. More information regarding these benefits will be provided upon the start of your employment. Your eligibility for paid time off, paid holidays, and paid sick leave benefits is set forth in the HyreCar handbook. Currently, the Company observes 10 paid holidays per year and has an unlimited paid time off policy however, all such benefits are subject to change as set forth in HyreCar’s handbook.

AT WILL EMPLOYMENT. By accepting this offer, you acknowledge that your employment with HyreCar will be “at-will,” which means that it may be terminated by you or by HyreCar at any time, with or without notice, with or without cause. In addition, the terms of your employment, compensation, benefits, or privileges (excluding this at-will policy) may change at any time, without advance notice or consent at the sole discretion of HyreCar, to the extent permissible by law. Nothing in this Offer Letter is intended to change the at-will nature of employment or HyreCar’s right to modify the terms and conditions of your employment in its sole discretion, as allowed by law.

You also acknowledge that you are not resigning employment elsewhere, or relocating your residence, in reliance on any promise or representation by HyreCar regarding the kind, character or existence of work you will be assigned, or any expected length of your employment with HyreCar, other than the promises or representations expressly contained in this letter, the attached Job Description, and those contained in HyreCar’s handbook. The at-will nature of your employment may only be modified in writing signed by you and HyreCar’s CEO.

355 S. Grand Ave. Suite 1650	Los Angeles, CA 90071	www.hyrecar.com

CONDITIONS TO OFFER OF EMPLOYMENT. This offer of employment is subject to satisfaction of the conditions stated in the paragraphs below, and you should not give notice of resignation to your current employer until you have been notified by HyreCar that these conditions have been satisfied.

(1)    Background Check. All new employees of HyreCar must undergo a routine background check. Our offer is conditioned upon a satisfactory result from your background check, regardless of whether or not it is entirely completed before you start work with us. Prior to any background check being performed you will receive a detailed disclosure regarding the background check being procured by HyreCar, in conformity with all state and federal requirements. No background check will be procured until and unless you provide HyreCar your informed signed consent. As a reminder, however, a background check is required in order for you to commence your employment with HyreCar. Therefore, should you decline authorization for HyreCar to run a background check, HyreCar will not be able to continue with your hiring process.

(2)    Verification of References. In addition to the background check, HyreCar also requires satisfactory confirmation of your employment history, as listed in your Application for Employment. HyreCar may also perform a verification check of the personal references you listed. As with your background check, you will receive a detailed disclosure regarding the consumer report or investigative consumer report being procured by HyreCar, in conformity with all state and federal requirements. Verification of references will not be undertaken until and unless you provide HyreCar your informed signed consent.

(3)    Arbitration of Employment Disputes. HyreCar has a policy requiring arbitration of employment disputes. An Arbitration Agreement is attached to this letter for you to sign and return with your endorsed copy of this letter.

(4)    Proprietary Information and Invention Assignment Agreement. It is important for HyreCar to protect its proprietary information and intellectual property. For these reasons, you must sign and return the attached Proprietary Information and Invention Assignment Agreement with your endorsed copy of this letter.

(5)    Immigration Law Compliance. Pursuant to the Immigration and Nationality Act, HyreCar is required to verify the identity and employment authorization of all new hires. Under the law, employers are required to ask all new employees, including United States Citizens, to present certain documents that show their identity and authorization to work in the United States. You will need to present those documents on your first day or work. Should you wish to see the complete list of acceptable documents, or you anticipate having difficulty completing the I-9 or producing the required documents.

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355 S. Grand Ave. Suite 1650	Los Angeles, CA 90071	www.hyrecar.com

If you accept our offer, please sign in the space indicated below and return it no later than June 7, 2021 to Joseph Furnari at joe@hyrecar.com.

On behalf of HyreCar, I want to thank you for your consideration of our offer of employment. We are looking forward to hearing from you in the very near future, and look forward to having you join our team!

Sincerely,

Joe Furnari, CEO

HyreCar Inc.

Agreed and accepted on this date: __________

By: ______________________________________

355 S. Grand Ave. Suite 1650	Los Angeles, CA 90071	www.hyrecar.com

JOB DESCRIPTION

As the Chief Financial Officer you will be directly responsible for managing the preparation of our SEC filings, including the 10-Qs and 10-K, and coordination with our legal team with respect to the Proxy Statement and miscellaneous filings. Oversee and direct budgeting, audit, tax, accounting, purchasing, acquisition, real estate and insurance activities for the company.  Work closely with the board and executives on long-range planning, cash management and funds allocation. Maintain relationships with financial institutions on matters of lines of credit and funds management. Direct the Controller and Business Managers in providing and managing the procedures and systems necessary to maintain proper records and to afford adequate accounting controls and services. Maintain close working relationships with auditors to ensure adherence to Generally Accepted Accounting Principles (GAAP). Maintain close working relationship with legal counsel to ensure that all company financial activities are properly conducted, documented, and reported. Assist the business managers in preparing financial projections and budgets for each department. Negotiate relationships with insurers to provide insurance coverage and other benefits. Other tasks as assigned.

355 S. Grand Ave. Suite 1650	Los Angeles, CA 90071	www.hyrecar.com

EXHIBIT A

2021 Base Salary	$ 350,000
2021 Variable Comp	N/A
2021 Cash Bonus	$ 100,000
2021 LTI RSU Target	$ 250,000
Initial Equity Grant	100,000 RSU

2021 Target Cash Bonus, Variable Comp and LTI grant will be based on reaching performance milestones agreed in Company Strategy Presentation Goals per executive and agreed by the Board. The vesting of grants will be agreed after year-end in early 2022 after review of company and performance targets. Target LTI grant will be calculated on grant date going forward and taxes will be deducted at grant date and shares minus minimum tax obligation will be granted into your Employee Share Account held at Carta. All shares subject to Company Share Plan and Trading Policy for which you must annually affirm you have read and understood.

355 S. Grand Ave. Suite 1650	Los Angeles, CA 90071	www.hyrecar.com